UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 21, 2007

Date of Report (Date of earliest event reported)

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13948	62-1612879
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

100 North Point Center East, Suite 600
Alpharetta, Georgia		30022
(Address of principal executive offices)		(Zip code)

1-800-514-0186
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act.  (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act. (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act. (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.  (17 CFR 240.13c-4( c)

Item 8.01        Other Events

On December 21, 2007, the Company reported that two of its French subsidiaries have entered into an agreement to purchase the 28 percent minority interest in LTR Industries S.A., the Company’s reconstituted tobacco leaf business in France, owned by Société Nationale d’Exploitation Industrielle des Tabacs et Allumettes, S.A., a subsidiary of Altadis, SA.  The transaction is expected to close by January 31, 2008.  Upon closing of the transaction, Schweitzer-Mauduit affiliates in France will collectively own 100 percent of the outstanding shares of LTR Industries.  The purchase price of 35 million euros (approximately $50 million) will be funded through Schweitzer-Mauduit’s existing credit facility.

The Company has maintained exclusive operational control of the LTR Industries production facility from its inception and therefore the representations, warranties and indemnities in the acquisition agreement were limited in nature and addressed primarily the quality of the seller’s title to the shares being transferred. There are no material conditions to the closing of the transaction.  LTR Industries’ operating results have been included in the Company’s consolidated financial reports since its inception.  No impact on current operations is expected, including employment levels, as a result of this transaction.

Item 9.01        Financial Statements and Exhibits.

(d)  Exhibits

99.1          Press Release, dated December 21, 2007, of Schweitzer-Mauduit International, Inc., announcing the acquisition of the 28% minority interest in LTR Industries S.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Schweitzer-Mauduit International, Inc.

By:	/s/ Peter J. Thompson
Peter J. Thompson
Chief Financial Officer and Treasurer

Dated:  December 21, 2007

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

Current Report on Form 8-K

Dated December 21, 2007

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release, dated December 21, 2007, of Schweitzer-Mauduit International, Inc., announcing the acquisition of the 28% minority interest in LTR Industries S.A.